Riyadh, August 2025

New Murabba, a PIF company, has signed a long-term strategic agreement with Falcon's Creative Group, a global leader in Entertainment Experience Design, to create visionary concepts and immersive experiences for The Mukaab, the iconic centerpiece of

New Murabba.

This collaboration marks a key milestone in New Murabba's mission to deliver a world-class urban experience, fueled by technology and turbocharged by Al. Under this agreement, Falcon's Creative Group will focus on developing The Mukaab's immersive attractions, cutting-edge interactive environments, and integrated technologies.

The Mukaab will offer an unprecedented urban experience, featuring groundbreaking architecture and innovative design, seamlessly merging reality with imagination, to create dynamic, ever-evolving environments. At its core is another world - a transformative, multi-sensory realm that redefines human interaction with space, continuously pushing the boundaries of what's possible.

Michael Dyke, CEO of New Murabba, emphasized that "this agreement reflects the company's commitment to partnering with global leaders in design and immersive storytelling". He also confirmed "this strategic partnership brings the company closer to realizing the vision of creating a next-generation urban destination that transforms how people live, connect, and experience the world around them, whilst transporting them to another world, using groundbreaking technology."

Cecil D. Magpuri, CEO of Falcon's Creative Group, said: "The Mukaab is architecture with a soul. We are more than just developing the story structure. We are creating an infinite storytelling ecosystem and shaping how people feel, connect, and dream within it."

New Murabba is one of the flagship initiatives supporting Saudi Arabia's Vision 2030. It represents a pioneering urban model that seamlessly integrates residential, commercial, and entertainment offerings within a fully connected environment, reflecting the Kingdom's ambitions for the future.

The signing of this agreement follows the successful completion of excavation works at The Mukaab site, with over 14 million cubic meters of earth removed, a significant milestone that paves the way for the next phase of construction.

Falcon's Beyond
Media Relations

Toni Caracciolo, Falcon's Beyond
tcaracciolo@falconsbeyond.com